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                                 AMENDED & RESTATED
                           ARTICLES OF INCORPORATION FOR
                          PM GROUP LIFE INSURANCE COMPANY



William L Ferris and Audrey L. Milfs certify that:

1. They are the President and Chief Executive Officer, and Secretary, respectively, of PM Group Life Insurance Company, an Arizona corporation.

2. Article I of the restated articles of incorporation of this corporation is amended to read as follows: "the name of this Corporation shall be

                          PACIFIC LIFE & ANNUITY COMPANY."

3. The foregoing amendment of the Amended and Restated Articles of Redomestication was duly approved by the board of directors on November 1, 1998.

4. The foregoing amendment of the restated articles of incorporation has been duly approved by the required vote of shareholders in accordance with
     Section 10-1006 of the Arizona Revised Statutes. The total number of outstanding shares of the corporation is 2,900,000. The total number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of Arizona that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:  January 4, 1999



                                   ------------------------------------
                                   William L. Ferris
                                   President & Chief Executive Officer



                                   ------------------------------------
                                   Audrey L. Milfs
                                   Secretary